Exhibit 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0317582017-3
FVAguilar	Filing Number 20243816758
Secretary of State State Of Nevada	Filed On 02/12/2024 15:54:40 PM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☑ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: IIOT-OXYS, INC. Entity or Nevada Business Identification Number (NVID): NV20171424751
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Convertible Preferred Stock
5. Amendment of class or series of stock:	☑ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Clifford L. Emmons Signature of Officer Date: 02/12/2024

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AMENDMENT NO. 1

TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

IIOT-OXYS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Clifford L. Emmons, hereby certifies that:

I. He is the duly elected and acting Chief Executive Officer of IIOT-OXYS, Inc., a Nevada corporation (the “Corporation”).

II. On January 8, 2024, the Corporation filed the original Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Corporation (the “Original Certificate of Designations”) for the Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on February 9, 2024 pursuant to the Articles of Incorporation, as amended, and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, pursuant to the Corporation’s Articles of Incorporation (as amended), the Corporation’s Board of Directors (the “Board”) is authorized to issue, by resolution and without any action by the Corporation’s shareholders, up to Ten Million (10,000,000) shares of preferred stock, par value $0.001 (the “Preferred Stock”), in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation’s common stock;

WHEREAS, no shares of Series C Preferred Stock have been issued; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to amend the Original Certificate of Designations as set forth herein:

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the Original Certificate of Designations as follows:

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1.	Section 3 of the Original Certificate of Designations is revised in its entirety to read as follows: Section 3. Dividends.

(a) Dividends in Cash or in Kind. Each share of Series C Preferred Stock shall be entitled to receive, and the Corporation shall pay cumulative dividends of 12% per annum, payable quarterly, beginning on the issuance date and ending on the date that such share of Series C Preferred Share has been converted (the "Dividend End Date"). Dividends may be paid in cash or in shares of Series C Preferred Stock.

(b) Participating Dividends on As-Converted Basis. From and after the issuance date, in addition to the payment of dividends pursuant to Section 3(a), each Holder shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal to (on an as-if-converted- to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

(c) Dividend Calculations. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound daily commencing on the issuance date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Series C Preferred Stock redeemed or converted, provided that the Corporation actually delivers the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

(d) Late Fees. Any dividends that are not paid on the dividend payment date shall continue to accrue and shall entail a late fee ("Late Fees"), which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the dividend payment date through and including the date of actual payment in full.

(e) Other Securities. So long as any Series C Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or pari passu securities other than any Series C Preferred Stock purchased to the terms of this Certificate of Designation. So long as any Series C Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 3 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of. any Junior Securities or pari passu securities as long as any dividends due on the Series C Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or pari passu securities.

2.	Section 6(f) of the Original Certificate of Designations is revised in its entirety to read as follows:

All shares of Series C Preferred Stock which have been converted shall no longer be deemed to be outstanding and all rights with respect to such shares including the rights to receive dividends and to vote, shall immediately cease and terminate on the Optional Conversion Date, except only the right of the Holder thereof to receive shares of Common Stock in exchange thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, IIOT-OXYS, Inc. has caused this Amendment to be signed by Clifford L. Emmons, its Chief Executive Officer, this 9th day of February, 2024.

IIOT-OXYS, Inc.

By: /s/ Clifford L. Emmons

Name: Clifford L. Emmons

Title: Chief Executive Officer

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